Delisting Determination, The Nasdaq Stock Market, LLC,
December 29, 2022,  Tuscan Holdings Corp. II
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the common stock, warrant, and unit of Tuscan Holdings Corp. II (the Company), effective at the opening of the trading session on January 9, 2023.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule IM-5101-2. The Company was notified of the Staff determination on July 13, 2022. On July 20, 2022, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Rule 5815. A Panel hearing was held on August 25, 2022. On September 1, 2022, upon review of the information provided by the Company, the Panel determined to grant the Company request to remain listed in the Exchange subject to a series of milestones. The Panel decision was subsequently extended on September 30 and October 17, 2022. On November 17, 2022, the Company informed the Panel that it was formally withdrawing its appeal. The Company securities were suspended on November 21, 2022. The Staff determination to delist the Company securities became final on November 21, 2022.